March 10, 2011

Greg Franklin

Osage Energy Corporation

100 Park Avenue, Suite 1040

Oklahoma City, OK 73102

Dear Mr. Franklin:

As requested we have prepared an economic and reserve appraisal report of Proved Developed Producing (PDP-Water Flood) & Proved Behind Pipe (BP) reserves to the interests of Osage Energy Corporation in Hopper-Osage Lease (Twin Creek Field), Osage County, Oklahoma. A summary based on Unescalatcd pricing case effective December 31, 2010 is as follows:

EFFECTIVE DATE	RESERVE TYPE	NETBBLS	NET' MCF	FUTURE NET REVENUE ($)	DISCOUNTED FNR($)@10%
12/31/2010	Proved producing (PDP)	59,514	-0-	3,318.40	2,261,054
	(Water Hood)
12/31/2010	Proved Behind Pipe (BP)	66,929	200,771	5,134,166	3,921,406
TOTAL		126,443	200,771	8,452,563	6,182,460

EVALUATION METHODOLOGY

GENERAL:

Detailed results of our evaluation for new wells is presented in the form of a summary report with One Line Well Information showing Gross/Net Oil & Gas Production, Future Cash Flow, Lease Operating Expenses, Production taxes, Discounted Cash Flow at 10%. Individual lease/well economic sheets provide detail economics, remaining reserves, production curves and also the location of the lease/well and other pertinent data.

This report has been prepared on a Before Income Tax basis and does not give consideration to salvage value, depletion or taxes other than those specifically mentioned. Also no encumbrances against or debits owed on the properties have been considered. All ownership interests, Lease Operating Expenses and product pricing have been furnished by Osage Energy Corporation.

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OSAGE ENERGY CORPORATION

RESERVES AND APPRAISAL REPORT

OF

PRODUCING PROPERTIES

&

BEHIND PIPE RESERVES

IN

OKLAHOMA

EFFECTIVE DATE 12-31-2010

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ENGINEERING:

Oil and gas reserves were estimated by use of production performance curves and material balance calculations where applicable. If insufficient production history available to evaluate by curves, estimates were made by using analogous, nearby producing reservoirs, and/or volumetric calculations. Verbal production information provided by Osage Energy Corporation is used in the evaluation. Perforated interval and proposed BP zone interval is marked on the logs where available and log calculations were made. Drainage areas were estimated based on the well density in the sections where wells arc completed. BTTP data is gathered from offset wells producing from similar reservoir. For all the Behind Reserves, we have assumed a production start date and estimated work over costs. Reserves estimated in this report are very subjective and should be revised up/down based on all the information including any production history after completion. All methods used to project reserves are industry accepted petroleum reservoir evaluation methods.

OIL, CAS PRICING AND LEASE OPERATING EXPENSES:

An Oil Price of $80.00/BBL, Gas Price of $3.50/MCF and current Lease Operating Expenses arc used in this report. Prices and Lease Operating Expenses are not escalated.

Every effort was made to forecast the best possible estimate of future producible oil and gas reserves. However, the accuracy of any reserve estimate is a function of the quality of available data and of judgment. While reserve estimates presented in this report are believed to be reasonable, they should be accepted with the understanding that future operations or subsequent reservoir performance or more accurate data received subsequent to the preparation of this report may justify a revision of these estimates either upward or downward.

All descriptions, information and other materials ("DATA") included in this report are solely for convenience purposes and any reliance on or use of such data is at your own risk and you should conduct your own due diligence. The Reddy Petroleum Company and its associates make no warranties or representations, express or implied, as to the accuracy or correctness of data presented in this report or to the quality or quantity of the hydrocarbon reserves attributed to the Behind Pipe and Incremental Reserves, or the ability of any property to produce hydrocarbons.

We appreciate the opportunity of preparing this evaluation and, if you have any questions or necd additional information, please advice.

Respectfully submitted,

REDDY PETROLEUM COMPANY

By:	/s/ Raja P. Reddy
Raja P. Reddy
Petroleum Consultant
Petroleum Engineer

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